                                                                   EXHIBIT 10.10

                       TRANSITION POWER PURCHASE AGREEMENT
                                     (Hydro)

      This Transition Power Purchase Agreement (the "Agreement) is entered into as of this ______ day of ________________, 1999 between Niagara Mohawk Power Corporation ("Niagara Mohawk"), a New York Corporation, and Erie Boulevard Hydropower, L.P., a Delaware Limited Partnership ("Producer") (each individually a "Party", or collectively the "Parties").

      WHEREAS in November 1997 and on March 6, 1998 Niagara Mohawk filed its Plan for Divestiture of its Non-Nuclear Electric Generating Facilities (the "Plan") with the New York State Public Service Commission;

      WHEREAS on May 6, 1998 the New York State Public Service Commission approved the Plan subject to certain conditions;

      WHEREAS Niagara Mohawk has conducted a Non-Nuclear Generation Divestiture Auction ("Auction") to divest itself of its non-nuclear electrical generating facilities, including seventy-two of its hydroelectric generating facilities;

      WHEREAS Producer has entered into an agreement ("Asset Sales Agreement, or ASA") to acquire certain facilities from Niagara Mohawk, consisting of the hydroelectric generating facilities (the "Units") listed in the ASA;

      WHEREAS Producer, will enter into an interconnection agreement with NIAGARA MOHAWK on the Closing Date for the interconnection of the facilities under this agreement; and

      WHEREAS pursuant to the ASA Niagara Mohawk and Producer agreed to enter into Transition Power Purchase Agreements pursuant to which, for a certain period of time, Niagara Mohawk is to purchase from Producer certain quantities of capacity and electricity generated by the Units;

      NOW THEREFORE, in consideration of the mutual representations, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:


                                   ARTICLE 1.
                                   DEFINITIONS


      Whenever used in this Agreement with initial capitalization, the following terms shall have the meanings specified or referred to in this Article 1.

      "Agreement" shall mean this Transition Power Purchase Agreement dated as of _______________, 1999, between Niagara Mohawk Power Corporation and Erie Boulevard Hydropower, L.P. and all attached schedules.

      "Asset Sales Agreement" or "ASA" shall mean the Asset Sales Agreement dated as of December 2, 1998, between Niagara Mohawk Power Corporation and Erie Boulevard Hydropower, L.P.

      "Business Day" shall mean any day other than Saturday, Sunday and any day which is a legal holiday or a day on which baking institutions in New York City are authorized by law or other governmental action to close; and a Business Day shall open at 8:00 a.m. and close at 5:00 p.m. Eastern Standard (or Daylight) time.

      "Calendar Quarter" shall include four time periods, each of the calendar months of (i) January, February, and March, (ii) April, May, and June, (iii) July, August, and September, (iv) October, November, and December.

      "Closing" shall mean the closing of the transactions contemplated by the ASA.

      "Closing Date" shall mean the date and time at which the Closing actually occurs.

      "Delivery Point" shall mean the point at which the interconnection facility is connected to the transmission system as is indicated on a one-line diagram included as part of Exhibit A of the Interconnection Agreement, or, as provided herein, the interconnection facility between Carr Street Generating Station, L.P.'s electric generation facility in East Syracuse, New York and Niagara Mohawk's transmission system.

      "Force Majeure" means (with respect to Firm Transactions) an event not anticipated as of the Effective Date which is not within the reasonable control of the Party claiming Force Majeure (the "Claiming Party"), and which, by the exercise of due diligence, the Claiming Party, is unable to overcome or avoid or cause to be avoided. Force Majeure includes, but is not restricted to: acts of God; fire; civil disturbance; labor dispute, labor or material shortage; sabotage; action or restraint by court order to public or governmental authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such government action); provided, however, that an event of Force Majeure shall not include (i) the loss of Niagara Mohawk's power markets; (ii) Niagara Mohawk's inability economically to use or resell Power purchased hereunder, (iii) the loss or failure of Producer's Power Supply; (iv) Producer's ability to sell Power to a market at a more advantageous price. A party's year 2000 computer compliance failure shall not constitute fore majeure.

      "Good Utility Practice" shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at the lowest reasonable cost consistent with
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good business practices, reliability, safety and expedition. Good Utility
Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region and consistently adhered to by Niagara Mohawk. Good Utility Practices shall include, but not be limited to North American Electric Reliability Council ("NERC") Criteria & Guidelines, Northeast Power Coordinating Council ("NPCC") Criteria & Guidelines, New York State Reliability Council ("NYSRC") if any, and New York Power Pool ("NYPP") criteria, rules and standards, as they may be amended from time to time including the rules, guidelines and criteria of any successor organization to the foregoing entities.

      "Interconnection Agreement" shall mean a separate Interconnection Agreement dated as of the Closing Date between Niagara Mohawk Power Corporation and Erie Boulevard Hydropower, L.P.

      "Interest Rate" means, for any date, the interest equal to the prime rate of Citibank as may from time to time be published in The Wall Street Journal under "Money Rates".

      "New York Independent System Operator" or NYISO" shall mean an organization formed in accordance with orders of the Federal Energy Regulatory Commission to administer the operation of the transmission system of New York State, to provide equal access to the bulk power-transmission system and to maintain the reliability of the transmission system of New York State.

      "Off-Peak" means 11:00 p.m. until 7:00 a.m. on any Business Day and any day other than a Business Day.

      "On-Peak" means 7:00 a.m. until 11:00 p.m. on any Business Day.

      "Power" means electric capacity as measured in MW or KW and/or energy as measured in MWh or KWh. Energy purchased hereunder will include applicable reserves (operating capacity), unless the Parties expressly agree otherwise.

      "Price" means the price to be paid per unit as specified by Niagara Mohawk to Producer for the purchase of Power, including the energy price, demand charges, transmission charges and any other charges pursuant to Article 2.

      "Quantity" means that quantity of Power that Producer agrees to make available or sell and deliver, or cause to be delivered, to Niagara Mohawk, and that Niagara Mohawk agrees to purchase and receive, or cause to be received, from Producer pursuant to Article 3.

      "Replacement Price" means the locational based marginal price as defined by the NYISO for the load zone 'E' which includes Niagara Mohawk's Northern Operating Region.
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      "Scheduling" or "Schedule" means the acts of Producer, Niagara Mohawk and/or their designated representatives, including each Party's Transmission Providers, if applicable, of notifying, requesting and confirming to each other the quantity and type of Power to be delivered on a given hour, day or days at a specified Delivery Point.

      "Transmission Providers" means the entity or entities transmitting or transporting the Power on behalf of Producer or Niagara Mohawk from the Delivery Point.


                                   ARTICLE 2.
                                  TRANSACTIONS


2.1. Term of Agreement. Term of Agreement will begin upon the Closing Date of the ASA (the Effective Date) and will end on September 30, 2001.

2.2. Compensation. For each month during the term, Niagara Mohawk shall pay Producer a Fixed Payment equal to one twelfth of the applicable Annual Fixed Payment (as set forth in Schedule A), (one third of the applicable payment in the first period set forth in Schedule A). For each Calendar Quarter during the term, Niagara Mohawk shall pay Producer a Variable Payment calculated by multiplying the applicable Variable Price (as set forth in Schedule A) by the amount of energy delivered during the Calendar Quarter that is in excess of the First Tier Quantity set forth in Schedule B for the applicable Calendar Quarter.

2.3 Compensation Adjustment. In the event Producer fails to deliver the First Tier amount during any Calendar Quarter as set forth in Schedule B, Niagara Mohawk shall reduce the Fixed Payment due by an amount of the product of (X) the difference between the First Tier amount and the amount actually delivered (the "Delivery Shortfall"), times (Y) the average Replacement Price for the respective Calendar Quarter; provided, however, Producer shall have the option to supply the Delivery Shortfall from Carr Street Electric Generating Station, L.P.'s electric generating facility in East Syracuse, New York, subject to the limitations: (i) that On-peak deliveries in MWh are equal to Off peak deliveries in MWh, (ii) Niagara Mohawk is physically capable of receiving such energy and
(iii) Producer agrees to pay any incremental transmission and distribution costs incurred by Niagara Mohawk as a result of such deliveries. Niagara Mohawk shall have the right to schedule any such make-up deliveries by Producer. Niagara Mohawk shall not be entitled to any other relief due to Producer's failure to deliver the First Tier amount during any Calender Quarter.

     In the event Producer does not use Good Utility Practice and fails to provide energy and ancillary services to Niagara Mohawk relative to historic capability and operation of the Units, per Article 3.2, the Producer shall pay Niagara Mohawk the product of (X) the difference between the actual energy and ancillary services delivered to Niagara Mohawk and what would have been delivered based upon historic capability,


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times (Y) the Replacement Price. Schedule C sets forth the historical energy production shape of the Units for purposes of this Section 2.3.

      Niagara Mohawk shall reimburse Producer for payments Producer incurs to Niagara Mohawk for electric service under Niagara Mohawk's Service Classification Tariff during hours in which Niagara Mohawk requests the Producer to synchronize its generating Units without generating electricity ("Motor") to provide voltage support. Producer shall provide such invoices to Niagara Mohawk in accordance with Article 4.

2.4 Ancillary Service. Niagara Mohawk may request and Producer must commit Unit(s) to be utilized for ancillary services to the NYISO. Producer may receive ancillary service payments from the NYISO for such services, or for other ancillary services it provides. Fixed Payments due from Niagara Mohawk to Producer in accordance with paragraph 2.2 above shall be reduced by the amount of all payments Producer receives from the NYISO for such services during the applicable month. At the request of Niagara Mohawk, Producer must supply supporting documentation illustrating such payments. Niagara Mohawk shall have the right to audit Producer's payments from the NYISO.

2.5 Sell-All. Producer will sell and Niagara Mohawk will purchase all of the electric capacity and all associated energy output and ancillary services of the hydro generating Units operated by Producer. Niagara Mohawk shall have the right to claim the capacity.

2.6 Delivery Point. Producer will make all of the capacity, energy, and ancillary services of the Units available to Niagara Mohawk at the Delivery Point.

2.7 Condemnation Adjustment. In the event that Producer ceases to own one of the Units due to an action under the New York State Eminent Domain Procedure Law or any other law governing acquisition by eminent domain, condemnation or other taking by any public authority or any Person (collectively, "Condemnation"), (a) the First Tier Quantities (Schedule B) shall be reduced by an amount equal to the ten year average GWh produced at such Unit during each period multiplied by 0.776, and (b) the Annual Fixed Payment (Schedule A) shall be reduced by the percentage that the ten year average GWh produced at such Unit represents in relation to the ten year average GWh produced at all of the Units (including such Unit). In the event that the Comdenation occurs during any period in Schedule A or Schedule B, such schedules shall be adjusted on a pro rata basis to reflect the remainder of such period.

                                   ARTICLE 3.
                                   SCHEDULING


3.1 Scheduling. Niagara Mohawk shall have the right during the term of the Agreement to commit, schedule, and designate for dispatch (if the Unit is capable of receiving base points from the NYISO) any and all of the Units. Niagara Mohawk shall have the right to require Unit(s) be available for economic dispatch for purposes of providing ancillary services to the NYISO and may rely on Unit(s) to provide voltage support, load following, regulation, reserves, and other similar ancillary services.

3.2 Scheduling. Niagara Mohawk shall provide to Producer, its projection of hourly energy prices at least 10 Business Hours prior to the time the day ahead bids and schedule requests are due to the NYISO. Business Hours shall mean the hours between 8:00 AM and 5:00 PM (EST) Monday through Friday. Producer shall be obligated to schedule the hydro Units, consistent with historic usage, including weekends, to minimize to the extent possible (recognizing operating constraints), the power costs, including ancillary services, of Niagara Mohawk. This shall be completed on a timely basis, in accordance with Good Utility Practice such that Niagara Mohawk shall have the schedule 4 Business Hours prior to the day ahead bids and schedule requests to the NYISO. At the request of Niagara Mohawk, Producer must provide documentation supporting the process used to assure Producer has developed schedules, consistent with historical energy production shape to minimize the production cost, including ancillary services, of Niagara Mohawk. In the event Producer does not use Good Utility Practice and fails to provide schedule consistent with historic usage, Niagara Mohawk shall be compensated in accordance with Article 2.3.

3.3 Scheduling Updates. Niagara Mohawk and Producer shall update the schedule at the request of NIAGARA MOHAWK to accommodate the "Balancing Market Evaluation for the Real Time Market" described in the NYISO tariff filed with Federal Energy Regulatory Commission.

                                   ARTICLE 4.
                                     PAYMENT

4.1 Payment. Producer shall provide Niagara Mohawk with an invoice setting forth the quantity of power which was delivered to Niagara Mohawk, (unless otherwise specified for any applicable Transaction(s)), during the preceding month, the total amount due from Niagara Mohawk including any applicable Variable Payment and Compensation Adjustment, net of ancillary service payments received by Producer from the NYISO, and any applicable supporting documentation. Niagara Mohawk shall remit the amount due by wire transfer, or as otherwise agreed, pursuant to Producer's invoice instructions, on the later of fifteen days from receipt of Producer's invoice or the twenty-fifth (25th) day of the calendar month in which the invoice is rendered.

4.2 Overdue Payments. Overdue payments shall accrue interest at the Interest Rate from, and including, the due date to, but excluding, the date of payment.

4.3 Billing Dispute. If Niagara Mohawk, in good faith, disputes an invoice, Niagara Mohawk shall immediately notify Producer of the Basis for the dispute and pay the portion of such statement conceded to be correct no later than the due date. If any amount withheld under dispute by Niagara Mohawk is ultimately determined (under the terms herein) to be due to Producer, it shall be paid within one (1) day of such determination along with interest accrued at the Interest Rate until the date paid. Inadvertent overpayments shall be returned by Producer upon request or deducted by Producer from subsequent payments, with interest accrued at the Interest Rate until the date paid or deducted.

                                   ARTICLE 5.
                                  FORCE MAJEURE

5.1 Performance Excused. If either Party is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under the Agreement, then, for only the pendency of such Force Majeure, the Party affected by the event (other than the obligation to make payments then due or becoming due with respect to performance which occurred prior to the event) shall be temporarily relieved of its obligations insofar as they are affected by Force Majeure but for no longer period. The Party affected by an event of Force Majeure shall provide the other Party with written notice setting forth the full details thereof within two (2) business days after the occurrence of such event and shall take all reasonable measures to mitigate or minimize the effects of such event of Force Majeure; provided, however, that this provision shall not require Producer to deliver, or Niagara Mohawk to receive, Power at points other than the Delivery Point.

                                   ARTICLE 6.
                            TITLE TRANSFER; LIABILITY

6.1 Title and Risk of Loss. Title to and risk of loss related to the Quantity shall transfer from Producer to Niagara Mohawk at the Delivery Point. Producer warrants that it will deliver to Niagara Mohawk the Quantity free and clear of all liens, claims and encumbrances arising prior to the Delivery Point.

6.2 Indemnity. Each Party shall indemnify, defend and hold harmless the other Party from any Claims arising from any act or incident occurring during the period when control and title to Power is vested, as between the Parties as provided in Article 7.1, in the indemnifying Party. "Claims" means all claims or actions, threatened or filed and, whether groundless, false or fraudulent, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, attorneys' fees and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

6.3 Duty to Mitigate. Each Party agrees that it has a duty to mitigate damages and covenants and that it will use commercially reasonable efforts to minimize any damages it may incur as a result of the other Party's performance or non-performance of this Agreement.

                                  ARTICLE 7.
                                     LAW


7.1 Governing Law and Jurisdiction. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Except as provided in Article 9.2, any law suits arising under this AGREEMENT shall be instituted in the Federal or State courts of New York located in the City of Syracuse and each party hereby irrevocably submits to the in personam jurisdiction of such courts. Each party herein waives its respective right to a jury trial with respect to any litigation arising under or in connection with this Agreement or any Transaction.


                                   ARTICLE 8.
                                  MISCELLANEOUS


8.1 Assignment. Neither Party shall assign this Agreement or its rights hereunder without the prior written consent of the other Party; provided, however, either Party may, without the consent of the other Party (and without relieving itself from liability hereunder), (i) transfer, sell, pledge, encumber or assign this Agreement or the accounts, revenues or proceeds hereof in connection with any financing or other financial arrangements, (ii) transfer or assign this Agreement to an affiliate of such Party which affiliate's creditworthiness is not materially different than that of such Party, or (iii) transfer or assign this Agreement to any person or entity succeeding to all or substantially all of the assets of such Party; provided, however, that in each such case, any such assignee shall agree to in writing be bound by the terms and conditions hereof and creditworthiness is not materially different than that of such Party.

8.2   Notices. Set for the in the:

TO NIAGARA MOHAWK:

NOTICES & CORRESPONDENCE                  INVOICES:
------------------------                  --------
Clement E. Nadeau                         Niagara Mohawk Power Corporation
Vice-President Marketing and Planning     Power Scheduling and Billing - HCB#3
Niagara Mohawk Power Corporation          300 Erie Boulevard West
300 Erie Boulevard West                   Syracuse, New York 13202-4250
Syracuse, New York 13202-4250             Phone: (315) 460-2190
Phone: (315) 428-6492                     Fax: (315) 460-2494
Fax:  (315) 428-5722

SCHEDULING:                           CHECK PAYMENTS:
----------                            --------------
(315) 460-2468                        Niagara Mohawk Power Corporation
(315) 460-2425                        Misc. Accounts Receivable C-3
Fax - (315) 460-2122                  300 Erie Boulevard West
                                      Syracuse, New York 13202-4250
DISPATCHERS:
-----------
(315) 460-2120                        PAYMENTS BY WIRE:
(315) 460-2130                        ----------------
Fax - (315) 460-2197
                                      ABA Routing #:  021000089
Citibank New York                     Credit To:  Niagara Mohawk Power Corp.
Account #:  40662754


TO PRODUCER:
-----------
   NOTICES & CORRESPONDENCE:          PAYMENTS:
   ------------------------           --------
   Erie Boulevard Hydropower, L.P
   c/o Orion Power Holdings, Inc.
   111 Market Place, Suite 250
   Baltimore, MD 21202
   Attn:
         ----------------------
   Fax:
        ----------------------
   Phone: 410-468-3680

   INVOICES:
   --------
   Attn:                               ABA Routing #

   Fax No.:                            Confirmation:

   (______)______-__________           Credit & Collections

   Phone No.:                          (______) ______-_____________

   (______)______-__________
                                       SCHEDULING:
                                       ----------
                                       Attn:

                                       Fax No.:

                                       (______)_________________

                                       Phone No.:

                                       (______)_________________


8.3 General. This Transition Power Agreement (including the Exhibit hereto) as well as the ASA constitutes the entire Agreement between the Parties to the subject matter contemplated by this Agreement. The Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one party or the other as a result of the preparation, substitution, submission or other event of negotiation, drafting or execution hereof. No amendment or modification to this Transition Power Agreement shall be enforceable unless reduced to writing and executed by both Parties. This Transition Power Agreement shall not impact any rights enforceable by any third party (other than a permitted successor or assignee bound to this Agreement). No waiver by a Party of any default by the other Party shall be construed as a waiver of any other default. Any provision declared or rendered unlawful by any applicable court of law or regulatory agency or deemed unlawful because of a statutory change will not otherwise affect the remaining lawful obligations that arise under this Agreement. The term "including" when used in this Agreement shall be by way of example only and shall not be considered in any way to be in limitation. The headings used herein are for convenience and reference purposes only. All indemnity and audit rights shall survive the termination of this Agreement for six years.

8.4 Audit. If requested, a Party shall provide to the other Party statements evidencing the quantities of Power delivered at the Delivery Point. If any such examination reveals any inaccuracy in any statement, the necessary adjustments in such statement and the payments thereof will be made promptly and shall bear interest calculated at the Interest Rate from the date the overpayment or underpayment was made until paid; provided, however, that no adjustment for any statement or payment will be made unless objection to the accuracy thereof was made prior to the lapse of one (1) year from the rendition thereof.

      The Parties have executed this Master Power Agreement in multiple counterparts to be construed as one effective as of the Effective Date.

ERIE BOULEVARD HYDROPOWER, L.P.        NIAGARA MOHAWK POWER CORPORATION

By:                                    By:

Name: Jack Fusco                       Name:  Clement E. Nadeau

Title: Chief Operating Officer         Title:  Vice President Marketing
                                       and Planning
Date:
                                       Date:
